                                                                    EXHIBIT 21.1

                              LIST OF SUBSIDIARIES


        NAME                                                   PLACE OF INCORPORATION
        ----                                                   ----------------------
Satellite Transmission Systems, Inc.                                  New York
Mobile Satellite Products Corporation                                 Delaware
EFData Corp.                                                         California
Microwave Radio Corporation                                           Delaware
California Microwave Foreign Sales Corporation                 Barbados, West Indies
California Microwave--Telecom Transmission Systems, Inc.              Delaware
California Microwave Navigation Systems, Inc.                         Delaware